Exhibit 10.3

Exhibit B

Form of Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of October ___, 2006 by and among ELECTRIC AQUAGENICS UNLIMITED, INC., a Delaware corporation (“Company”), WADE R. BRADLEY, a Georgia resident (“Employee”), and SPECIALIZED TITLE SERVICES, INC. (“Escrow Agent”).

W I T N E S S E T H:

WHEREAS, Company and Employee have executed and delivered that certain Employment Agreement, dated October ___, 2006 (the “Employment Agreement”);

WHEREAS, pursuant to Section 13(c) of the Employment Agreement, the Company hereby deposits into escrow the sum of Two Hundred Forty Thousand and No/100 Dollars (“Deposit”) from which any Severance Payment owed by the Company to Employee will be paid; and

WHEREAS, Escrow Agent is willing to accept the Deposit, and to hold in trust, disburse and apply same strictly in accordance with the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises hereto, the covenants and agreements hereinafter made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties agree as follows (all capitalized terms not defined herein shall have the meanings assigned to them in the Employment Agreement):

1. Appointment of Escrow Agent. Employee and Company hereby appoint and designate Specialized Title Services, Inc. as the escrow agent for the purposes herein set forth, and said Escrow Agent hereby accepts such appointment.

2. Deposit of Deposit. Employee hereby deposits with Escrow Agent the sum of Two Hundred Forty Thousand and No/100 Dollars ($240,000.00) (the “Deposit”), and Escrow Agent hereby acknowledges receipt of the Deposit. Escrow Agent shall hold and disburse the Deposit pursuant to, and strictly in accordance with, the terms and conditions of this Agreement. Escrow Agent shall deposit the Deposit, as soon as reasonably possible after receipt, in a federally insured, interest-bearing escrow account (the “Depository”).

Subject to the provisions of Section 3(b) below, all interest earned on the Deposit in the Depositary shall belong exclusively to Company, and all interest earned on the Deposit shall be disbursed to the Company each month.

3. Disbursement.

(a) Disbursement. Escrow Agent is to hold the Deposit until the earliest of the following dates:

(i) Escrow Agent shall immediately disburse the Deposit strictly in accordance with, and upon, joint written instructions from Employee and Company to Escrow Agent; or

(ii)  If Escrow Agent receives a written demand (a “Demand”) from either Employee or Company for the payment to him or it, respectively, of the Deposit or any portion thereof, Escrow Agent shall promptly notify the other party, enclosing a copy of the Demand. If Escrow Agent has not received from the non-demanding party its notice of objection to the Demand within ten (10) business days after the non-demanding party has received, or is deemed to have received, Escrow Agent’s notice of the Demand, then Escrow Agent shall disburse the Deposit as requested by the Demand. If Escrow Agent receives from the non-demanding party its notice of objection to the Demand within such ten (10) business day period, then Escrow Agent shall notify the other party and shall continue to hold the Deposit until Escrow Agent receives a joint instruction as provided for in clause 3(a)(i) above, or Escrow Agent receives another Demand which has not been objected to by the non-demanding party in accordance with the immediately preceding sentences. Regardless, after sixty (60) days since Escrow Agent’s receipt of the Demand, Escrow Agent may deposit the Deposit with a court of competent jurisdiction; or

(iii) The Escrow Agent shall disburse the Deposit strictly in accordance with a final, non-apealable order or judgment of a court of competent jurisdiction.

(b) Interest on Deposit. If there is a dispute between the parties regarding the disbursement of the Deposit, then the interest earned on the Deposit for the period of time beginning on the date of notice to Escrow Agent of such dispute and ending when such dispute is resolved shall be belong to the prevailing party in such dispute.

4. Conditions to Escrow. Escrow Agent accepts this undertaking subject to the following conditions:

(a) Escrow Agent may, prior to establishing the “separate interest bearing” account, commingle funds received by it with escrow funds of others in its regular escrow account at the Depository; provided, that the Deposit shall be invested in the separate interest bearing account by the next business day following receipt by Escrow Agent. Escrow Agent shall not be accountable for any incidental benefit which may be attributable to the funds so deposited.

(b) Escrow Agent shall not be liable for any loss caused by the failure, suspension, bankruptcy or dissolution of the Depository.

(c) Provided Escrow Agent is acting in good faith, Escrow Agent shall not be liable for loss or damage resulting from:

(i) any good faith act or forbearance of Escrow Agent;

(ii) any default, error, action or omission of any party, other than Escrow Agent;

(iii) the expiration of any time limit or other delay which is not solely caused by the failure of Escrow Agent to proceed in its ordinary course of business, and in no event where such time limit is not disclosed in writing to the Escrow Agent;

(iv) the lack of authenticity of any writing delivered to Escrow Agent or of any signature thereto, or the lack of authority of the signatory to sign such writing;

(v) Escrow Agent’s compliance with all attachments, writs, orders, judgments, or other legal process issued out of any court;

(vi) Escrow Agent’s assertion or failure to assert any cause of action or defense in any judicial or administrative proceeding;

(vii) any loss or damage which arises after the Deposit has been disbursed in accordance with the terms of this Agreement.

(d) Escrow Agent shall be indemnified fully by the parties hereto for all its expenses, costs, and reasonable, actual attorney’s fees incurred in connection with any interpleader action which Escrow Agent may file, in its sole discretion, to resolve any dispute hereunder; or which interpleader action may be filed against the Escrow Agent.

(e) If Escrow Agent is made a party to any judicial, non-judicial or administrative action, hearing or process based on acts of any of the other parties hereto and not on the willful misconduct and/or negligence of Escrow Agent in performing its duties hereunder, the party/parties whose acts are determined to be the basis for such proceedings shall indemnify, save and hold Escrow Agent harmless from any reasonable, actual expenses, costs and attorney’s fees incurred by Escrow Agent in responding to such action, hearing or process.

(f) As compensation for serving as escrow agent, Escrow Agent shall receive a fee of ____________ Dollars ($___) (the “Fees”). Such Fees shall be paid at the time the Deposit is disbursed, and 50% of such fees shall be paid by Company and 50% shall be paid by Employee.

Notwithstanding anything contained herein to the contrary, nothing contained in this Agreement shall relieve or release the Escrow Agent from any liability for any loss or damage resulting from the Escrow Agent’s negligence or willful misconduct.

5. Indemnification. Except for acts or omissions of Escrow Agent which are found by a court of law to be in the nature of negligence or willful misconduct, Employee and Company hereby agree to indemnify and hold harmless Escrow Agent from and against any and all losses, claims, damages, liabilities, costs or expenses, including, without limitation, reasonable attorneys’ fees and all trial and/or appellate court costs, which arise out of or are connected with this Escrow Agreement, the appointment of Escrow Agent hereunder, or any action or omission of Escrow Agent in the performance of its responsibilities hereunder, including, without limitation, any litigation arising out of or involving the subject matter of this Escrow Agreement.

6. Tax Identification Number. Escrow Agent shall have no obligation to invest the Deposit unless and until a Federal tax identification number for the Company is provided to the Escrow Agent, in writing or in the space below:

Company - FEDERAL TAX I.D. NO.: 87-0654478

Escrow Agent shall have no obligation to pay any interest on the Deposit to Employee pursuant to Section 3(b) above, unless and until a Federal tax identification number for the Employee is provided to the Escrow Agent, in writing or in the space below:

Employee - FEDERAL TAX I.D. NO.: ________________

7. Rules of Depository. The investment of the Deposit shall be subject to the rules, regulations, policies and procedures of the Depository.

8. Notices. Any notices or other communications required or permitted under this Agreement shall be in writing and shall be sufficiently given if (i) delivered personally, (ii) sent by prepaid registered or certified United States mail, return receipt requested, or (iii) sent by Federal Express or other similar overnight courier service, and in each case addressed as follows (or to such substitute address as is specified by a party pursuant to a notice given in compliance with this Section):

If to Company:	Electric Aquagenics Unlimited, Inc.
1890 Cobb International Blvd., Suite A
Kennesaw, GA 30152
Attention: ___________________________________
Fax: ___________________________________

With a copy to:	Michael D. Golden, Esq.
Arnall Golden Gregory, LLP
171 17th Street, Suite 2100
Atlanta, Georgia 30363
Phone: 404-873-8766
Fax: 404-873-8767

If to Employee:	Wade Bradley
914 Curie Drive
Alpharetta, GA 30005-8369

With a copy to:	Bell, Boyd and Lloyd LLC
70 W. Madison Street
Suite 3100
Chicago, Illinois 60602
Attn: Craig C. Bradley, Esq.
Fax: 312-827-8194

If to Escrow Agent:	Specialized Title Services, Inc.
6133 Peachtree Dunwoody Rd
Atlanta, Georgia 30328
Attn: George Calloway, Esq.
Fax: 770-698-2028
Phone: 770-698-2025

Notices sent hereunder shall be deemed delivered (i) if by hand or local courier, when delivered to the address for the party to whom such notice is sent and such delivery is accepted or refused by such party, (ii) if mailed as aforesaid, on the third (3rd) day after being deposited in the United States Mail or (iii) if sent by overnight courier, on the next business day (i.e., a day which is not a Saturday, Sunday or other day on which national banks are not open for business in Atlanta, Georgia) after being delivered to such courier.

9. Time of the Essence. Time is of the essence of each and every provision of this Agreement.

10. Entirety; Modification. This Agreement constitutes the entire understanding between the parties with respect to the matters set forth herein. No modification, amendment or waiver of the terms hereof shall be valid or effective unless in writing and signed by all of the parties hereto.

11. Counterparts. This Agreement may be executed in multiple counterparts. It shall not be necessary for all the parties to execute each counterpart for this Agreement to be binding provided, that each party executes at least one counterpart of this Agreement.

12. Assignment.  No assignment or a transfer by any party hereto of its rights and obligations herein shall be made without the prior written consent of the Employee and Company.

13. Waiver. Failure by any of the parties hereto to insist upon or enforce any of their rights hereunder shall not constitute a waiver thereof. Any party hereto may waive the benefit of any provision or condition for its benefit contained in this Agreement.

14. Successors and Assigns. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective permitted successors and assigns, to the same extent as specified throughout this Agreement.

15. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. The parties hereby agree that all disputes under this Agreement shall be resolved solely in the federal and/or state courts located in Atlanta, Georgia.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the day and year first above written.
EMPLOYEE

/s/ Wade R. Bradley
Wade R. Bradley

COMPANY

ELECTRIC AQUAGENICS UNLIMITED, INC.

By: /s/ Jay Potter
Print Name: Jay Potter
Title: CEO

ESCROW AGENT

SPECIALIZED TITLE SERVICES, INC.
By: ________________________________
George C. Calloway, Esq.
President